Exhibit 99.1

BIOTIME, INC. ```````````````````````````````````````````````````	6121 Hollis Street Emeryville, CA 94608 Tel: 510-350-2940 Fax: 510-350-2948 www.biotimeinc.com

For Further Information:
Judith Segall (510) 350-2940

BIOTIME, INC. TO PRESENT PLANS FOR REGENERATIVE MEDICINE AT
ACUMEN BIOFIN RODMAN & RENSHAW 9TH ANNUAL HEALTHCARE CONFERENCE

EMERYVILLE, CA, November 6, 2007 – BioTime, Inc. (OTCBB: BTIM) today announced that Michael D. West, Ph.D., Chief Executive Officer, will present an update of the Company's product development programs at 10:35 a.m. EDT on Tuesday, November 6, 2007, at the Acumen BioFin Rodman & Renshaw 9th Annual Healthcare Conference, which is being held November 5-7, 2007 at the New York Palace Hotel in New York.

The update will include information about BioTime's new initiative in regenerative medicine.  Regenerative medicine is the new field of biotechnology based on the isolation of human embryonic stem (hES) cells. These cells are totipotent, meaning that they have the potential to become all of the cell types in the human body.  These new technologies may be a source of therapies for many degenerative diseases, such as those of aging, that currently have enormous unmet needs. Researchers will have to develop means of manufacturing purified populations of the many hundreds of cell types in the human body in order to test the efficacy of transplanting these cells in patients to replace their damaged or diseased tissues or organs.

Dr. West will discuss BioTime’s plans to focus on near-term commercialization opportunities presented by these research programs. BioTime believes that the development of products for use in stem cell research provides an opportunity to commercialize products more quickly, using less capital, than developing therapeutic products.  BioTime’s plan is to market to companies and academic researchers in this growing industry some of the tools they need to attain their goals.

BioTime plans to launch three kinds of research products in the next two years.  The first product is a commercial embryome database that will provide a map that researchers may use to navigate the complexities of human development and to identify the many hundreds of cell types coming from hES cells.  Like the field of “genomics,” where companies mapped the human DNA, BioTime believes that there is an important need for a map or the human “embryome” in stem cell research.  This map would take the form of a relational data base that would permit researchers to chart the cell lineages of human development, the genes expressed in those cell types, and antigens present on the cell surface of those cells that can be used in purification.  The Company plans to launch this web-based database in late 2007 or the early part of 2008.

Second, in order to manufacture specific cell types from hES cells, researchers need to use factors that signal to hES cells to become a desired cell type.  BioTime plans to develop growth and differentiation factors, and hopes to launch the first of these products beginning in 2008.  BioTime may market these reagents from a new BioTime website.

Lastly, the Company will discuss its third category of near-term products to be launched beginning in 2009.  These new products are purification ligands useful to researchers in purification and quality control analysis of products in regenerative medicine.

Dr. West will also discuss BioTime’s physiologically balanced blood plasma volume replacement products, Hextend®, PentaLyte®, and HetaCool®.  BioTime and Argonne National Laboratory recently announced plans to engage in a joint research program in hypothermic medicine using Hextend and HetaCool in conjunction with Argonne’s ice slurry technology.

The live audio webcast will be available at http://www.wsw.com/webcast/rrshq12/btim.ob or via BioTime's Investor Relations at www.biotimeinc.com. An archive of the presentation will be available for 90 days.

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements.  BioTime has recently entered the field of regenerative medicine where it plans to develop new medical and research products using embryonic stem cell technology.  Information about BioTime can be found on the web at www.biotimeinc.com. Hextend®, PentaLyte®, and HetaCool® are registered trademarks of BioTime, Inc.

Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties, and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the success of BioTime in developing new stem cell products and technologies; results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies;  the price of and demand for BioTime products, and the ability of BioTime to raise the capital needed to finance its current and planned operations.  Other factors that could affect BioTime’s operations and financial condition are discussed in BioTime’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

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